Exhibit 99.1

GameStop Increases Annual Cash Dividend

Raises annual cash payout by 20%

GRAPEVINE, Texas--(BUSINESS WIRE)--March 4, 2014--GameStop Corp. (NYSE: GME), the world’s largest multichannel video game retailer, today announced that its Board of Directors approved a 20% increase of its regular annual cash dividend from $1.10 to $1.32 per share. The regular quarterly dividend of $0.33 per share will be payable on March 25, 2014 to all shareholders of record as of March 17, 2014.

Rob Lloyd, chief financial officer, said, “We are committed to driving long-term shareholder value through a disciplined capital allocation program. Since 2010, GameStop’s stock repurchases, debt buybacks and dividend payments have totaled more than $2.1 billion.”

About GameStop Corp.

GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates more than 6,600 stores across 15 countries. The company’s consumer product network also includes www.gamestop.com; www.Kongregate.com, a leading browser-based game site; Game Informer® magazine, the world’s leading print and digital video game publication; www.buymytronics.com, an online consumer electronics trade-in platform; Simply Mac, the largest certified retailer of Apple’s full line of products; and Spring Mobile, an authorized dealer of AT&T wireless services.

General information about GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

CONTACT:
Matt Hodges
VP, Public & Investor Relations
GameStop Corp.
817-424-2000
MattHodges@GameStop.com